FREE WRITING PROSPECTUS Dated April 4, 2018	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-06

$802.840MM World Omni Auto Receivables Trust 2018-B

JOINT LEADS: Barclays (str), Mizuho, SunTrust, Wells Fargo

CO-MANAGER: MUFG

CLS	$AMT(MM)	WAL	S/F	WIN	L.FNL	BMK	SPD	YLD%	CPN%	PRICE
A1	161.000	0.27	A-1+/F1+	1-6	04/19			2.25%	2.25%	100.00000
A2	272.800	1.13	AAA/AAA	6-21	07/21	EDSF	+15	2.593%	2.57%	99.98982
A3	272.800	2.68	AAA/AAA	21-45	07/23	IntS	+23	2.891%	2.87%	99.99035
A4	71.720	3.97	AAA/AAA	45-48	06/24	IntS	+32	3.050%	3.03%	99.99697
B	24.520	4.01	AA/AA	48-48	01/25	IntS	+47	3.201%	3.17%	99.96286

BBERG TICKER	:	WOART 2018-B	OF FERING TYPE	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RTGS	:	S&P/FITCH
EXPECTED SETTLE	:	04/11/18	PRICING SPEED	:	1.30% ABS TO 10% CALL
FIRST PAY DATE	:	05/15/18	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1k

Available Materials:

* Preliminary Prospectus, Ratings FWP, CDI File (attached)

* Investor Presentation : www.dealroadshow.com Password: WOART18-B

* Intexnet Name: bcgwoart_2018-b_preprice Passcode: X4UY

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.